Exhibit 10.2

Dear ___________

On ____________, 2008, you entered into an agreement with Pluristem Therapeutics Inc. (the “Company”) pursuant to which you were issued a warrant to purchase up to an _____________ shares of Common Stock with an exercise price of $1.00 per share exercisable for a period of 5 years (the “Warrant”) and were given the option to purchase an additional _________ shares of Common Stock at a purchase price of $0.75 per share, and receive therewith warrants to purchase up to an additional _________ shares of Common Stock with an exercise price of $1.50 per share, by giving notice to the Company no later than 10 business days (“Notice Period”) following the release of an official announcement by the Company that it is initiating its first human clinical trials (the “Option”).

This is to confirm that you have agreed that the Warrant and the Option will not be exercisable until May _, 2009. It is agreed that in the event that the Company’s announcement that it is initiating its first human clinical trials comes before May _, 2009, then the Notice Period will commence on May _, 2009.

If you agree to the content of this letter, please so indicate by signing and returning a copy of this letter to me

Your sincerely,

Yaky Yanay, CFO

Agreed and Accepted by